Exhibit 5.1

BOSTON CONNECTICUT FLORIDA NEW JERSEY NEW YORK PROVIDENCE WASHINGTON, DC

September 20, 2022

Valley National Bancorp

One Penn Plaza

New York, New York 10119

We have acted as counsel to Valley National Bancorp, a New Jersey corporation (the “Company”), in connection with the issuance and sale by the Company of $150,000,000 aggregate principal amount of the Company’s 6.25% Fixed-to-Floating Rate Subordinated Notes due 2032 (the “Notes”) issued pursuant to the Indenture, dated as of May 25, 2021 (the “Base Indenture”), between the Company and U.S. Bank National Association, as trustee, as supplemented by the Second Supplemental Indenture, dated as of September 20, 2022 (together with the Base Indenture, the “Indenture”), between the Company and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”).

In connection therewith, we have examined (i) the Registration Statement on Form S-3ASR (File No. 333-254696) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on March 25, 2021; (ii) the prospectus of the Company, dated March 25, 2021, which forms a part of the Registration Statement (the “Base Prospectus”), as supplemented by the prospectus supplement, dated September 15, 2022, relating to the Notes, as filed with the Commission pursuant to Rule 424(b) under the Securities Act (together with the Base Prospectus, the “Prospectus”); (iii) the Indenture; and (iv) the Underwriting Agreement, dated as of September 15, 2022 (the “Underwriting Agreement”), among the Company, Valley National Bank and Piper Sandler & Co., as representative for the underwriters named therein. In addition, we have examined originals or copies, certified or otherwise identified to our satisfaction, of resolutions of the Board of Directors of the Company or committees thereof and such other agreements, instruments, certificates, documents and records and have reviewed such questions of law and made such inquiries as we have deemed necessary or appropriate for the purposes of the opinions rendered herein.

In such examination, we have assumed, without inquiry, the legal capacity of all natural persons, the genuineness of all signatures on all documents examined by us, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all such documents submitted to us as copies and the authenticity of the originals of such latter documents. We have also assumed that the books and records of the Company are maintained in accordance with proper corporate procedures. As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the aforementioned records, documents, agreements, instruments and certificates and upon statements and certificates of officers and representatives of the Company and public officials.

September 20, 2022

Based upon, and subject to, the foregoing, and subject to the limitations, qualifications and assumptions stated herein, we are of the opinion that, when the Notes have been duly executed, issued and delivered in accordance with the terms of the Indenture against payment therefor in accordance with the terms of the Underwriting Agreement (assuming due authorization, execution and delivery of the Indenture by the Trustee and due authentication and delivery of the Notes by the Trustee), they will constitute binding obligations of the Company.

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the issuance of the Notes.

The opinions rendered herein are limited in all respects to the laws of the States of New York and New Jersey. We express no opinion as to the effect of the law of any other jurisdiction. Our opinion as to the validity, binding effect or enforceability of the Notes is subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent transfer and other similar laws relating to or affecting creditor’s rights; and (ii) general principles of equity, whether applied by a court of law or equity.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed with the Commission on September 20, 2022, which is incorporated by reference into the Registration Statement and the Prospectus, and to the use of our name under the caption “Legal Matters” in the Prospectus. In giving our consent, we do not thereby concede that we come within the category of persons whose consent is required under Section 7 the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Day Pitney LLP

DAY PITNEY LLP

SWG; ESK